SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2003

MICHAEL FOODS, INC.

(Exact name of registrant as specified in its charter)

MINNESOTA	333-63722	41-0498850
(State or other jurisdiction of	(Commission File Number)	(I.R.S.Employer
incorporation or organization		Identification No.)

301 CARLSON PARKWAY
SUITE 400
MINNETONKA, MINNESOTA	55305
(Address of principal executive offices)	(Zip Code)

(952) 258-4000

(Registrant’s telephone number, including area code)

Item 5.    Other Events.

                On October 10, 2003, M-Foods Holdings, Inc., a Delaware corporation and the parent holding company of Michael Foods, Inc.  (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with THL Food Products Holding Co., a Delaware corporation (the “Buyer”), THL Food Products Co., a Delaware corporation (the “Merger Sub”), M-Foods Investors, LLC, a Delaware limited liability company, as representative for the stockholders of the Company, and the stockholders of the Company.  Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Buyer (the “Merger”).  Buyer and Mergers Sub are affiliates of Thomas H. Lee Partners.  The Company was formed by an ownership group including senior management of Michael Foods, Inc., Vestar Capital Partners, Goldner Hawn Johnson & Morrison and the Michael family.  The consummation of the Merger is contingent upon certain conditions as set forth in the Merger Agreement.

                The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.  On October 13, 2003, Michael Foods, Inc., Vestar Capital Partners and Thomas H. Lee Partners issued a joint press release announcing the execution of the Merger Agreement.  The joint press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 7.    Financial Statements and Exhibits.

(c)           Exhibits.

2.1           Agreement and Plan of Merger, dated as of October 10, 2003, by and among M-Foods Holdings, Inc., a Delaware corporation (the “Company”), THL Food Products Holding Co., a Delaware corporation, THL Food Products Co., a Delaware corporation, M-Foods Investors, LLC, a Delaware limited liability company, as representative for the stockholders of the Company, and the stockholders of the Company.

99.1         Joint press release of Michael Foods, Inc., Vestar Capital Partners and Thomas H. Lee Partners, issued on October 13, 2003.

Signatures

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 16, 2003	MICHAEL FOODS, INC.

	By:	/s/Gregg A. Ostrander
Gregg A. Ostrander
		Its:	Chairman, Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1

Agreement and Plan of Merger, dated as of October 10, 2003, by an among M-Foods Holdings, Inc., a Delaware corporation (the “Company”), THL Food Products Holding Co., a Delaware corporation, THL Food Products Co., a Delaware corporation, M-Foods Investors, LLC, a Delaware limited liability company, as representative for the stockholders of the Company, and the stockholders of the Company.

99.1	Joint press release of Michael Foods, Inc., Vestar Capital Partners and Thomas H. Lee Partners, issued on October 13, 2003.